EXHIBIT 11
 US DIAGNOSTIC INC. AND SUBSIDIARIES
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
                                                                YEAR ENDED              YEAR ENDED
                                                                   1996                   1995
                                                                ----------              ---------

                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
PRIMARY EARNINGS PER SHARE:
Primary Weighted Average Shares of Common Stock
and Common Stock Equivalents Outstanding                           13,576                  4,996
                                                                 ========                =======

Net Income (Loss)                                                $ (6,331)               $ 3,331
                                                                 ========                =======

Earnings (Loss) Per Share - Primary                              $   (.47)               $   .67
                                                                 ========                =======

FULLY DILUTED EARNINGS PER SHARE: (1)

Weighted Average Shares Outstanding                                13,576                  4,996
Dilutive Effect of Assumed Warrant Conversions                     10,886                  6,765
                                                                 --------                -------

Fully Diluted  Weighted  Average Shares of Common Stock
and Common Stock Equivalents Outstanding                           24,462                 11,761
                                                                 ========                =======

Net Income (Loss)                                                $ (6,331)               $ 3,331

Adjustments to Net Income for Interest Savings                      2,837                  3,682
                                                                 --------                -------

Adjusted Net Income (Loss)                                       $ (3,494)               $ 7,013
                                                                 ========                =======

Earnings (Loss) Per Share - Fully Diluted                        $   (.14)               $   .60
                                                                 ========                =======

----------
(1)  This calculation is submitted for 1996 in accordance with Regulation S-K
     Item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.